Exhibit 2.1

Execution Version

Lexyl Travel Technologies, LLC

205 Datura St., 10th Floor

West Palm Beach, FL 33401

February 13, 2022

Astrea Acquisition Corp.

55 Ocean Lane Drive, Apt. 3021

Key Biscayne, Florida 33149

Attention: Felipe Gonzalez

Benjamin & Brothers, LLC

390 N Orange Ave #1605

Orlando, FL 32801

Attention: Yatin Patel

Dear Messrs. Gonzalez and Patel:

Reference is made to that certain Agreement and Plan of Merger (as amended from time to time, the “Merger Agreement”), dated as of August 9, 2021, by and among Astrea Acquisition Corp. (“Acquiror”), Peregrine Merger Sub, LLC, a direct, wholly owned subsidiary of Acquiror, Lexyl Travel Technologies, LLC (“HotelPlanner.com”), Double Peregrine Merger Sub, LLC, a direct, wholly-owned subsidiary of HotelPlanner.com, and Benjamin & Brothers, LLC (“Reservations.com,” and together with HotelPlanner.com and Acquiror, the “Parties” and, each, a “Party”). Capitalized terms not otherwise defined herein shall have the respective meanings ascribed to them in the Merger Agreement.

For good and valuable consideration, the receipt of which is hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

1.	By signing this letter agreement, each Party hereby agrees to terminate the Merger Agreement in accordance with the terms and conditions of Section 10.01(a) of the Merger Agreement with immediate effect.

2.	The Parties acknowledge and agree that, following the termination of the Merger Agreement pursuant to Section 1 of this letter agreement, no Party or any of its Affiliates, officers, directors, employees or stockholders shall have any liability, rights or obligations under the Merger Agreement, except as otherwise set forth in Section 10.02 of the Merger Agreement.

3.	Further to Section 8.05(b) of the Merger Agreement, each of the Parties hereby agrees not to, and to cause its Affiliates and Representatives not to, issue any press releases or make any public announcements with respect to the termination of this Agreement or the impetus or rational therefor without the prior written consent of the other Parties; provided, however, that each Party may make any such announcement or other communication (a) if such announcement or other communication is required by applicable Law or the rules of any stock exchange, in which case the disclosing Party shall, to the extent permitted by applicable Law, first allow (i) HotelPlanner.com, if the disclosing party is Acquiror or Reservations.com, (ii) Reservations.com, if the disclosing party is Acquiror or HotelPlanner.com, or (iii) Acquiror, if the disclosing party is HotelPlanner.com or Reservations.com, to review such announcement or communication and the opportunity to comment thereon and the disclosing Party shall consider such comments in good faith, and (b) to the extent such announcements or other communications contain only information previously disclosed in a public statement, press release or other communication previously approved in accordance with this Section 3. The Parties shall use their respective reasonable best efforts to ensure that any information that is disclosed under this Section 3 of this letter agreement or any other provision of this Agreement shall be accurate, complete and not misleading.

4.	Each Party shall not, and shall instruct its Affiliates not to, directly or indirectly, (a) make any negative statement or communication regarding any other Party or any of its Affiliates, officers, directors advisors or employees (each a “Covered Person”) or (b) make any derogatory or disparaging statement or communication regarding any such Party, Affiliate or Covered Person.

5.	For purposes of this letter agreement, the provisions of Article XI of the Merger Agreement (other than Section 11.09) are incorporated herein by reference and shall apply to this letter agreement mutatis mutandis.

6.	This letter agreement, together with the Merger Agreement, constitutes the entire agreement among the parties hereto with respect to the subject matter hereof and supersede any prior understandings, agreements or representations by or among the parties, written or oral, that may have related in any way to the subject matter hereof.

* * * * *

IN WITNESS WHEREOF, the undersigned have executed this letter agreement as of the day and year first above written.

BENJAMIN & BROTHERS, LLC

By:	/s/ Yatin Patel
	Name:	Yatin Patel
	Its:	Officer

ASTREA ACQUISITION CORP.

By:	/s/ Felipe Gonzalez
	Name:	Felipe Gonzalez
	Its:	Chief Executive Officer

LEXYL TRAVEL TECHNOLOGIES, LLC

By:	/s/ Tim Hentschel
	Name:	Tim Hentschel
	Its:	Chief Executive Officer

[Signature Page to Termination Agreement]